STOCK TRANSFER AGREEMENT

This STOCK TRANSFER AGREEMENT, dated as of June 14, 1999 by and between Lakota Energy, Inc., a Colorado corporation ("Lakota
Energy") and Lakota Oil and Gas, Inc., a Texas corporation ("Lakota
Oil").

                         W I T N E S S E T H

WHEREAS, Lakota Oil desires to issue 10,000 shares of Lakota
Oil and Gas, Inc. Common Stock (the "Shares") to Lakota Energy on the terms and conditions set forth in this Stock Transfer Agreement (hereinafter called "Agreement"); and

WHEREAS, Lakota Energy desires to receive the Shares on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows:

                              ARTICLE 1
                        TRANSFER OF THE SHARES

1.1 Transfer of the Shares. Upon the execution of this Agreement as provided in Section 3.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Lakota Oil shall issue to Lakota Energy, and Lakota Energy shall receive from Lakota Oil, the Shares.

1.2 Instruments of Conveyance and Transfer. Simultaneously with the Closing, Lakota Oil shall deliver a certificate or certificates representing the Shares to Lakota Energy, in form and substance satisfactory to Lakota Energy, as shall be effective to vest in Lakota Energy all right, title and interest in and to all of the Shares, as set forth in Section 3 herein.

1.3 Consideration and Payment for the Shares. In consideration for the Shares Lakota Energy shall transfer all of its right, title, and interest in and to, as well as any and all obligations arising from, the assets set forth on Exhibit A attached hereto and made a part hereof ("Transfer Price").

                              ARTICLE 2
    REPRESENTATIONS AND COVENANTS OF LAKOTA OIL AND LAKOTA ENERGY

2.1  Lakota Oil hereby represents and warrants that:

(a) It shall transfer title, in and to the Shares, to Lakota Energy free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent, except as set forth in Paragraph 2.2 herein.

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2.2  On the Closing Date as defined herein in Section 3.1,
Lakota Oil shall deliver to Lakota Energy certificates representing the Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES.)

2.3. Lakota Energy hereby represents and warrants that:

(a) Lakota Energy acknowledges that the Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144")), that the Shares will include the foregoing restrictive legend, and, except as otherwise set forth in this Agreement, that the Shares cannot be sold for a period of one year from the date of issuance unless registered with the SEC and qualified by appropriate state securities regulators, or unless Lakota Energy obtains written consent from Lakota Oil and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

(b) Lakota Energy has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Lakota Energy.

(c) Lakota Energy acknowledges that investment in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time. Lakota Energy further represents that it:

(1) has adequate means of providing for its current needs and possible personal contingencies, has no need for liquidity in his investment in

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the Shares, is able to bear the substantial economic risks of an investment in the Shares for an indefinite period, and, at the present time, can afford a complete loss of his investment;

(2) is an "Accredited Investor" as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act");

(3) does not have an overall commitment to investments which are not readily marketable that is disproportionate to his net worth, and that its investment in the Shares will not cause such overall commitment to become excessive;

(4) is acquiring the Shares for its own account, for investment purposes only and not with a view toward resale, assignment or distribution thereof, and no other person has a direct or indirect, beneficial interest, in whole or in part, in such Shares;

(5) has such knowledge and experience in financial, tax and business matters that it is capable of evaluating the merits and risks of an investment in the Shares;

(6) has been given the opportunity to ask questions of and to receive answers from persons acting on each of the Lakota Oil's behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which Lakota Oil possesses or can acquire without unreasonable effort or expense. As a result, Lakota Energy is cognizant of the financial condition, capitalization, use of proceeds from this financing and the operations and financial condition of Lakota Oil, has available full information concerning their affairs and has been able to evaluate the merits and risks of the investment in the Shares; and

(7) The funds provided for Lakota Energy's purchase are either separate property, community property over which the signatory(ies) hereto has or have the right of control or are otherwise funds as to which the undersigned has the sole right of management.

                              ARTICLE 3
                  CLOSING AND DELIVERY OF DOCUMENTS

3.1 Closing. The Closing shall be deemed to have occurred upon the date of signing of this Agreement. Subsequent to the signing, the following shall occur as a single integrated transaction:

3.2  Delivery by Lakota Oil.

(a) Lakota Oil shall deliver to Lakota Energy the stock certificate and any and all other instruments of conveyance and transfer required by Section 1.2.

(b) Lakota Oil shall deliver, or cause to be delivered, to Lakota Energy such instruments, documents and certificates as are required to be delivered by Lakota Oil or its representatives pursuant to the provisions of this Agreement.

3.3  Delivery by Lakota Energy.

(a)  Lakota Energy shall deliver the Transfer Price as required in
Section 1.3 by execution and delivery of the Assignment of Assets as set forth in Exhibit A attached hereto.

(b) Lakota Energy shall deliver, or cause to be delivered, to Lakota Oil such instruments, documents and certificates as are required to be delivered by Lakota Energy or its representatives pursuant to the provisions of this Agreement.

                              ARTICLE 4
                  TERMINATION, AMENDMENT AND WAIVER

4.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to delivery of the Transfer Price solely by the mutual consent of all of the parties.

4.2 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

                              ARTICLE 5
                            MISCELLANEOUS

5.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

5.2 Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing.

5.3 Choice of Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the State of Georgia.

5.4 Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of Georgia or a Federal Court empaneled in the State of Georgia for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

5.6 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

5.7 Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.


Lakota Energy                         Lakota Oil

LAKOTA ENERGY, INC.                   LAKOTA OIL AND GAS, INC.


/s/R.K. Honeyman                      /s/R.K. Honeyman
By: R.K. Honeyman                     By: R.K. Honeyman
Its: President                        Its: President

                                   EXHIBIT "A"

                              ASSIGNMENT OF ASSETS

WHEREAS, Lakota Energy, Inc., a Colorado corporation (the "Assignor"), is the owner of those certain assets set forth on Exhibit 1 attached hereto and made a part hereof (the "Assets"); and

WHEREAS, Assignor desires to assign all of its right, title, and interest in, as well as all of its obligations arising as a result of, the Assets to Lakota Oil and Gas, Inc., a Texas corporation ("Assignee"), in exchange for 10,000 shares of common stock of Assignee;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby assign to Assignee all rights, title and interest in and to the Assets.


Dated: June 14, 1999                         Lakota Oil and Gas, Inc.,
                                             a Texas corporation



                                             By :  /s/R.K. Honeyman
                                             Its:  President



Dated: June 14, 1999                         Lakota Energy, Inc.,
                                             a Colorado corporation



                                             By:  /s/R.K. Honeyman
                                             Its: President

                                  EXHIBIT "1"

                                    ASSETS